Form N-SAR

Sub-Item 77Q1(e)_2
Copies of new or amended Registrant investment advisory contracts
2-34393, 811-1879

AMENDMENT TO

JANUS INVESTMENT FUND

INVESTMENT ADVISORY AGREEMENT

INTECH RISK-MANAGED STOCK FUND


     THIS AMENDMENT is made this 27th day of February, 2009, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                W I T N E S S E T H

WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of INTECH Risk-Managed Stock Fund (the "Fund"), dated July 1,2004, amended January 1, 2006, February 28, 2006 and June 14, 2006 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

     WHEREAS, the name of INTECH Risk-Managed Stock Fund has been changed to INTECH Risk-Managed Core Fund.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. All references to INTECH Risk-Managed Stock Fund are deleted and replaced with INTECH Risk-Managed Core Fund.

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.


                                        JANUS CAPITAL MANAGEMENT LLC

                                        By:     /s/ Gregory A. Frost
                                        Gregory A. Frost
                                        Chief Financial Officer and
                                        Executive Vice President



                                        JANUS INVESTMENT FUND

                                        By:     /s/ Stephanie Grauerholz-Lofton
                                        Stephanie Grauerholz-Lofton
                                        Vice President and Secretary